UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

March 21, 2014

PRO-DEX, INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-14942	84-1261240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2361 McGaw Avenue

Irvine, California 92614

(Address of Principal Executive Offices)

(949) 769-3200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

Press Release Announcing Commencement of Rights Offering

On March 21, 2014, the Company’s previously announced rights offering (the “Rights Offering”) was declared effective by the Securities and Exchange Commission (“SEC”).

Accordingly, on March 24, 2014, the Company issued a press release to publicly announce the commencement of the Rights Offering.

The Rights Offering will be made through the Company's distribution to its existing shareholders as of March 20, 2014, the previously announced Record Date, of non-transferable subscription rights to purchase their pro rata portion of newly issued shares of the Company's common stock at a subscription price of $1.90 per share. The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on April 25, 2014 (the “Expiration Date”). The subscription period may not be extended, and the Company reserves its right, in its sole discretion, to cancel the Rights Offering at any time or for any reason prior to the Expiration Date.

The Company intends to use the net proceeds from the Rights Offering to pursue strategic opportunities that may present themselves from time to time or, if not used to pursue strategic opportunities, for working capital and general corporate purposes, including to fund ongoing research and development and product initiatives. Also, to the extent net proceeds of the Rights Offering are not deployed, some of the funds may be invested in accordance with the terms of the Company’s Surplus Capital Investment Policy.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
Exhibit 99.1	Press Release dated March 24, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2014

Pro-Dex, Inc.

By:	/s/ Harold A. Hurwitz
Harold A. Hurwitz
Chief Executive Officer